UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 30, 2008

NeoMagic Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Jay Street, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(408) 988-7020

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 30, 2008, NeoMagic Corporation (the “Company”) received notice from the Landlord for its facility operating lease that the Company would be in default of its lease if rent payment arrearages were not paid within five days of the date of notice. Such rent payment arrearages were not paid by the Company within five days of the date of notice and are not paid as of the date of this filing. Therefore, the Company is in default of it headquarter facility operating lease agreement.

Upon a default of the lease, the Landlord has the right to proceed against the Company for, among other things, late fees, unpaid rent, attorney’s fees and costs and possession of the premises. In addition, the Landlord shall have the right to apply the Company’s security deposit of $176,500 to any rent or other amounts owed to the Landlord. Upon such application of the security deposit, the Company shall be required to deposit with the Landlord an amount sufficient to restore the security deposit to its original amount and the Company’s failure to timely restore the security deposit shall constitute a material breach of the lease.

The Company’s operating lease for its headquarters in Santa Clara, California expires in April 2010. As of September 30, 2008, the Company’s remaining operating lease obligation was approximately $2,156,000.

As announced on September 24, 2008, and as furnished to the Securities and Exchange Commission as of the same date, the Company is currently winding-down its operations and taking actions to realize the value from its remaining assets for the benefit of creditors. The Company is currently in discussions with its Landlord regarding the resolution of its remaining lease obligation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation (Registrant)

Date: October 24, 2008	/s/ Steven P. Berry Steven P. Berry Chief Financial Officer